Exhibit 99.1

              New Mexico Software Announces Major Settlement

Albuquerque, NM, September 22, 2003 -- New Mexico Software, Inc. (OTCBB:
NMXS) a leading provider of next generation digital asset management solutions, said today that the company has settled in full the obligation to its previous auditor Eisner & Company LLP. The matter was resolved on an amicable basis.

New Mexico CEO Dick Govatski said, "I am pleased that we have settled this significant obligation. We now are working to settle the remaining obligations for all past due accounts. The financial restructuring of our company we started this year is allowing us to move forward. Cash flow is significantly improving as we continue to see gains in our business."

In other company news, New Mexico Software announces the fifth annual open house for investors, customers, and the media on Friday, October 3 at the company's headquarters at 5041 Indian School Road NE, Albuquerque, NM 87110 from 3 pm to 9 pm. Each year prior to the beginning of the Albuquerque International Balloon festival, the company extends an invitation to the public to tour their facilities and meet with the company employees. This year the company will feature the band, Pike Street, along with other musical entertainment at the open house. Please RSVP 505-255-1999 ext 1005.

About New Mexico Software

New Mexico Software is a leading provider of next generation digital asset management solutions. NMXS is the only public company providing full professional services for companies to better digitize, encode, store, manage, license, and distribute digital files with 100% owned and operated software. The company offers two software products including the Digital Filing Cabinet, and AssetWare(TM), which provides enterprise-level digital asset management.

For more information contact Dick Govatski, (505) 255-1999, ceo@nmxs.com

To be placed on an email alert for news about the company, contact Frank Hawkins or Julie Marshall, Hawk Associates (305) 852-2383 or via email at info@hawkassociates.com

For an online investor relations kit, go to http://www.hawkassociates.com

For more information on New Mexico Software go to http://www.nmxs.com

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.